Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700

BREEZE-EASTERN CHARTS STRATEGIC DIRECTION
Union, New Jersey — February 2, 2007 — Breeze-Eastern Corporation (AMEX:BZC) today announced that the Board of Directors has unanimously approved a five year strategic plan for the Company. The plan was the result of a six-month process in which management worked closely with the Strategic Planning Committee of the Board and outside consultants with the goal of presenting a comprehensive plan to the Board which takes into account and balances the Company’s need to reduce debt with the management of its capital resources and the maintenance of its franchise. The plan calls for the Company to continue to build upon its reputation in the markets it serves by selectively pursuing opportunities for increased penetration in niche markets that will further improve profitability, earnings growth and shareholder value, while continuing to enhance the Company’s balance sheet through debt reduction.
Robert L. G. White, Chief Executive Officer of the Company, said, “Our specific objectives during this five year period are to eliminate our current debt, achieve double digit sales growth and increase net income, EBITDA, and Operating Income at a rate which is greater than sales growth. We plan to do this by selectively increasing our geographic market penetration and developing enhanced products incorporating technical improvements while improving our operating and financial leverage. Regarding our current debt, based on the current assumptions underlying the strategic plan, we anticipate a paydown on debt in a range of $5 to $7 million in FY08 with commensurate paydowns in succeeding fiscal years.”
Mr. White continued, “We expect our growth to come through internally developed products. This strategy focuses on our core businesses and competencies and on operating improvements that we expect will yield improvements in operating leverage and thus returns on invested capital.
Mr. White concluded, “The Company subscribes to the premise that the Aerospace and Defense markets are very dynamic and extremely competitive, and that success in these markets demands an ongoing commitment to provide the best possible equipment to the customer to enable the success of the extraordinarily important missions for which this equipment is designed.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, employs approximately 195 people at its facility in Union, New
700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation
Press Release
February 2, 2007	Page 2 of 2

Jersey, and reported sales from continuing operations of $64.4 million in the fiscal year ended March 31, 2006.
Non—GAAP Financial Measures
The Company refers to Operating Income (gross profit less general, administrative and selling expenses) and EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense and loss on extinguishment of debt). These are presented as supplemental measures of performance. The Company refers to EBITDA because it considers it an important supplemental measure of performance. Measures similar to EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).
EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the Company. Accordingly, the Company focuses primarily on its GAAP results and uses EBITDA only supplementally.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and Quarterly Report on Form 10-Q for the period ended October 1, 2006.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.
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